Exhibit 99.1

THE WENDY’S COMPANY REPORTS STRONG 2013 THIRD-QUARTER RESULTS,

RAISES EARNINGS OUTLOOK FOR 2013

COMPANY REPORTS 3Q SAME-STORE SALES INCREASE OF 3.2%

ADJUSTED EBITDA INCREASES 17%

ADJUSTED EPS INCREASES SIGNIFICANTLY TO $0.08

RESTAURANT MARGIN INCREASES 170 BPS

WENDY’S BRAND TRANSFORMATION BUILDING MOMENTUM;

SYSTEM OPTIMIZATION INITIATIVE ON SCHEDULE FOR COMPLETION IN Q2 2014

DUBLIN, Ohio (Nov. 7, 2013) – The Wendy’s Company (NASDAQ: WEN) today reported unaudited results for the third quarter ended Sept. 29, 2013, including an Adjusted EBITDA increase of 17 percent, compared to the third quarter of 2012. See “Disclosure Regarding Non-GAAP Financial Measures” below for a reconciliation of the non-GAAP measures included herein (i.e., Adjusted EBITDA and Adjusted Earnings Per Share).

Third-Quarter 2013 Summary

•	Wendy’s® North America Company-operated restaurants generated a same-store sales increase of 3.2 percent, compared to 2.7 percent last year. Franchise same-store sales in North America increased 3.1 percent, compared to 2.9 percent last year.

•	Consolidated revenues were $640.8 million, compared to $636.3 million last year. The revenue increase resulted primarily from:

•	The same-store sales increases

•	Technical assistance fees and higher rental income from the sale of restaurants to franchisees pursuant to the Company’s system optimization initiative

•	Company-operated North America restaurant margin was 15.6 percent, compared to 13.9 percent last year. The margin improvement was due to a favorable sales mix, with lower paper and beverage costs, partly offset by a 100 basis-point increase in commodity costs.

•	Adjusted EBITDA was $98.7 million, up 17 percent compared to $84.5 million last year.

•	The Company reported operating profit of $26.8 million, compared to $31.2 million last year. Significant items negatively affecting this year’s reported operating profit include a $22.3 million pretax net charge related to facilities actions (including system optimization), and a $5.3 million impairment charge. Significant items negatively affecting last year’s reported operating income include an $11.4 million pretax net charge for facilities actions.

•	The Company reported a net loss of $1.9 million. This compares to a net loss of $26.2 million last year. Significant items negatively affecting this year’s reported net loss, in addition to those mentioned above, include a $28.3 million negative year-over-year variance in the Company’s provision for income taxes. Significant items negatively affecting last year’s reported net loss, in addition to those mentioned above, include a $49.9 million pretax loss on early extinguishment of debt.

•	Adjusted Earnings Per Share were $0.08, compared to $0.02 last year. Last year’s third-quarter Adjusted Earnings Per Share results of $0.03 have decreased by $0.01 to reflect tax matters from prior years. (Note: The prior year’s GAAP earnings per share results did not change.)

•	The Company reported a loss per share of approximately $0.00 in the third quarter of 2013, compared to a loss per share of $0.07 in the third quarter of 2012.

Wendy’s President and Chief Executive Officer Emil Brolick said the strong sales and high-quality earnings reflect continued momentum from the Company’s brand transformation. “We are contemporizing our consumer touch points and transforming our brand, with bold restaurant designs, new packaging and innovative menu introductions such as our Pretzel Bacon Cheeseburger,” Brolick said. “The most recent iterations of our transformation, including people activation and system optimization, are reinforcing our commitment to deliver ‘A Cut Above’ brand experience and continually increase operating efficiency.”

“Our third-quarter two-year Company-operated same-store sales increase of 5.9 percent was our strongest comp growth since 2005, driven by the highly successful Pretzel Bacon Cheeseburger promotion,” Brolick said. “We have also seen a solid response to our October Pretzel Pub Chicken sandwich promotion, and our third-quarter results give us the confidence to raise our 2013 Adjusted EBITDA outlook to approximately $365 million.”

System Optimization Initiative on Schedule, Expected to Enhance Earnings Quality

The Company announced in July that it plans to help optimize its restaurant ownership with the sale of about 425 Company-operated restaurants. The Company continues to target the second quarter of 2014 for the completion of these transactions.

Brolick said the system optimization initiative will create growth opportunities for the Company and for strong franchise operators by expanding participation in the Wendy’s Image Activation program and, ultimately, growing new restaurant development. “We are very happy with the strong interest in our system optimization strategy from our franchisee community,” Brolick said. “We view this as an excellent opportunity to recognize existing and new franchisees who have demonstrated leadership in operational excellence, have a strong balance sheet and have an expressed commitment to growth and our Image Activation strategy.”

“We expect to generate a higher operating margin and stronger free cash flow, while enhancing earnings quality through a more predictable revenue mix,” Brolick said. “We believe that the system optimization initiative will be EBITDA neutral on an annualized basis due to increased royalties and rental income, in addition to lower G&A expense.” A key element of the system optimization strategy includes generating ongoing rental income from the leasing of real estate.

As part of its system optimization initiative, the Company has sold 118 total restaurants through Nov. 7, 2013, for total proceeds of $66 million. The transactions include the following:

•	24 restaurants, along with two future locations, in the Seattle market to Cedar Enterprises, Inc., a long-time Wendy’s franchisee

•	30 restaurants in the St. Louis market to BB St. Louis, LLC, a partnership headed by current Wendy’s franchisee and former National Basketball Association great Junior Bridgeman, along with current NBA star Chauncey Billups

•	24 restaurants in the Kansas City market to a subsidiary of NPC International, Inc., the eighth-largest restaurant operator in the United States with more than 1,200 restaurants

•	A total of 40 restaurants to eight franchisees in other markets

Image Activation on Track; Continues to Drive Compelling Sales Growth

“Our Image Activation program, which started in 2011, has accelerated over the past two years, producing increased traffic and higher sales,” Brolick said. “We have developed a standard ultra-modern design with optional upgrades that provide investment flexibility to meet the needs of our diverse system. We are confident our solutions will work for 85 to 90 percent of our franchisees.”

The Company is offering an incentive program to qualified franchisees commencing Image Activation restaurant reimages during 2013. About 100 of these restaurants are currently in various stages of active process, and the Company believes most of them will be open or under construction by the end of 2013.

In addition to the expected 2013 increase in Image Activation new builds and reimages, the Company continues to expect further acceleration in Image Activation reimages for both Company-operated and franchise restaurants during 2014.

Refinancings, Dividends and Share Repurchases Reflect Comprehensive Financial Management Strategy

The Company recently announced that its indirect wholly owned subsidiary, Wendy’s International, Inc., borrowed an additional $225 million in Term A loans under its credit agreement and redeemed $225 million aggregate principal amount of 6.2 percent senior notes due June 2014. The Company expects this refinancing to generate approximately $2 million in annualized net interest expense savings, as part of the more than $20 million in annualized net interest expense savings from 2013 refinancing actions.

On Oct. 31, 2013, the Company announced the declaration of its quarterly cash dividend of $0.05 per share. The dividend is payable on Dec. 16, 2013, to stockholders of record as of Dec. 2, 2013.

In the third quarter of 2013, the Company repurchased approximately 5.5 million shares of common stock at an average price of $7.55 per share. The number of shares outstanding at the end of the third quarter was approximately 391.6 million. Approximately $59 million remains available under the current repurchase authorization, which will expire at the end of 2013.

“Our recent dividend increases and share repurchases are important elements of our financial management strategy,” Chief Financial Officer Todd Penegor said. “We are committed to continuing to deploy capital to drive the organic growth of our restaurant business, in addition to returning cash to shareholders.”

2013 Outlook

For 2013, the Company is raising its Adjusted EBITDA outlook to approximately $365 million and its Adjusted Earnings Per Share outlook to approximately $0.25.

Due to its strong year-to-date performance, the Company intends to make incremental fourth-quarter investments to drive future growth. As a result, the Company projects that its fourth-quarter Adjusted EBITDA will decline approximately ten percent compared to the fourth quarter of 2012.

Estimated 2013 Adjusted Earnings Per Share excludes approximately $40 million of anticipated pretax depreciation for existing assets to be replaced as part of the Image Activation initiative. This amount is up from the previous guidance of $20 to $25 million, due to accelerated depreciation from the 2014 class of Company-operated Image Activation reimaged restaurants. The Company expects its total 2013 depreciation and amortization expense to increase approximately 20 percent compared to 2012, up from the previous outlook of 15 to 20 percent due to the anticipated net impact of system optimization and Image Activation.

The Company is increasing its 2013 Company-operated restaurant margin outlook to approximately 15.0 percent, compared to 14.0 percent in 2012, due to higher same-store sales, ongoing cost control initiatives and favorability in its commodities forecast.

Also included in the Company’s 2013 outlook is:

•	Average same-store sales growth of approximately 2.0 percent at North America Company-operated restaurants, based on year-to-date same-store sales of 1.5 percent, along with the expectation of strong same-store sales in the fourth quarter.

•	New restaurant development and restaurant closures as follows:

•	North America Company-operated: 25 openings, with 20 to 30 closures

•	North America franchise: 40 openings with 90 to 100 closures

•	International: 45 openings with 15 to 20 closures

•	The reimaging of 100 Company-operated restaurants.

•	Approximately $10 million in incremental year-over-year general and administrative expense associated with the Image Activation franchisee incentive program.

•	Capital expenditures of approximately $235 million, compared to $198 million in 2012. This estimate includes $145 million for Image Activation designs, with 25 new and 100 reimaged Company-operated restaurants in North America.

Conference Call and Webcast Scheduled for 10 a.m. Today, Nov.7

The Company will host a conference call today at 10 a.m. ET, with a simultaneous webcast from the investor relations section of the Company’s website at www.aboutwendys.com. The live conference call will be available at (877) 572-6014 or, for international callers, at (281) 913-8524. An archived webcast with the accompanying slides will also be available on the Company’s website at www.aboutwendys.com.

Company to Issue Preliminary Fourth-Quarter Results and 2014 Outlook on Jan. 13

The Company intends to present its preliminary 2013 results and 2014 outlook on Monday, Jan. 13 at the ICR Exchange Conference in Orlando, Fla. The live presentation will be available via webcast from the investor relations section of the Company’s website at www.aboutwendys.com. An archived webcast with the accompanying slides will also be available on the Company’s website at www.aboutwendys.com.

Forward-Looking Statements

This news release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of The Wendy’s Company and its subsidiaries (collectively, the “Company”). Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).

All statements that address future operating, financial or business performance; strategies, initiatives or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on the Company’s expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed in or implied by the forward-looking statements. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

Many important factors could affect future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond the Company’s control, include, but are not limited to:

(1)	changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home;

(2)	prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, high unemployment and decreased consumer spending levels;

(3)	the ability to effectively manage the acquisition and disposition of restaurants;

(4)	cost and availability of capital;

(5)	cost fluctuations associated with food, supplies, energy, fuel, distribution or labor;

(6)	the financial condition of the Company’s franchisees;

(7)	food safety events, including instances of food-borne illness involving the Company or its supply chain;

(8)	conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism;

(9)	the effects of negative publicity that can occur from increased use of social media;

(10)	the availability of suitable locations and terms for the development of new restaurants;

(11)	risks associated with the Image Activation program;

(12)	adoption of new, or changes in, laws, regulations or accounting policies and practices;

(13)	changes in debt, equity and securities markets;

(14)	goodwill and long-lived asset impairments;

(15)	changes in interest rates;

(16)	expenses and liabilities for taxes related to periods up to the date of sale of Arby’s as a result of the indemnification provisions of the Arby’s Purchase and Sale Agreement;

(17)	the difficulty in predicting the ultimate costs associated with the sale of restaurants under the Company’s system optimization initiative, employee termination costs, the timing of payments made and received, the results of negotiations with landlords, the impact of the sale of restaurants on ongoing operations, any tax impact from the sale of restaurants, and the future benefits to the Company’s earnings, restaurant operating margin, cash flow and depreciation;

(18)	other factors cited in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

The Company’s franchisees are independent third parties that the Company does not control. Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings. Accordingly, there can be no assurance that commitments under development agreements with franchisees will result in new restaurant openings. In addition, numerous factors beyond the control of the Company and its franchisees may affect franchisees’ ability to reimage existing restaurants or to complete the Company’s system optimization initiative in accordance with the Company’s expectations.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or their impact. The Company assumes no obligation to update forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. The Company does not endorse any projections regarding future performance that may be made by third parties.

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Earnings Per Share, which exclude certain expenses, net of certain benefits, detailed in the reconciliation tables that accompany this release, are used by the Company as performance measures for benchmarking against the Company’s peers and competitors, and as internal measures of business operating performance. The Company believes Adjusted EBITDA and Adjusted Earnings Per Share provide a meaningful perspective of the underlying operating performance of the Company’s current business. Adjusted EBITDA and Adjusted Earnings Per Share are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”). Because all companies do not calculate Adjusted EBITDA and Adjusted Earnings Per Share (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way The Wendy’s Company calculates such measures and should not be considered as alternative measures of net income or earnings per share. Because certain income statement items needed to calculate net income vary from quarter to quarter, the Company is unable to provide projections of net income or earnings per share, or a reconciliation of projected Adjusted EBITDA to projected net income or projected Adjusted Earnings Per Share to projected earnings per share. The Company’s presentation of Adjusted EBITDA and Adjusted Earnings Per Share does not replace the presentation of the Company’s financial results in accordance with GAAP.

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes more than 6,500 franchise and Company-operated restaurants in the United States and 28 countries and U.S. territories worldwide. For more information, visit aboutwendys.com or wendys.com.

Media and Investor Contacts:

John Barker: (614) 764-3044 or john.barker@wendys.com

Meg Nollen: (614) 764-3300 or meg.nollen@wendys.com

Dave Poplar: (614) 764-3311 or david.poplar@wendys.com

The Wendy’s Company and Subsidiaries

Consolidated Statements of Operations

Three and Nine Month Periods Ended September 29, 2013 and September 30, 2012

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months		Nine Months
	2013	2012	2013	2012
Revenues:
Sales	$558,029	$558,335	$1,659,900	$1,644,380
Franchise revenues	82,750	77,973	235,105	230,983

	640,779	636,308	1,895,005	1,875,363

Costs and expenses:
Cost of sales	469,177	478,425	1,403,303	1,416,972
General and administrative	76,518	72,175	216,623	217,824
Depreciation and amortization	44,325	41,878	134,841	110,136
Impairment of long-lived assets	5,327	—	5,327	7,781
Facilities action charges, net	22,275	11,430	31,690	27,561
Other operating (income) expense, net	(3,653)	1,217	(3,043)	4,599

	613,969	605,125	1,788,741	1,784,873

Operating profit	26,810	31,183	106,264	90,490
Interest expense	(15,620)	(21,566)	(55,548)	(77,803)
Loss on early extinguishment of debt	—	(49,881)	(21,019)	(75,076)
Investment income and other income (expense), net	2,273	900	50	30,471

Income (loss) from continuing operations before income taxes and noncontrolling interests	13,463	(39,364)	29,747	(31,918)
(Provision for) benefit from income taxes	(15,625)	12,672	(17,774)	14,467

(Loss) income from continuing operations	(2,162)	(26,692)	11,973	(17,451)
Discontinued operations:
Income from discontinued operations, net of income taxes	—	784	—	784
Loss on disposal of discontinued operations, net of income taxes	—	(254)	—	(254)

Net income from discontinued operations	—	530	—	530

Net (loss) income	(2,162)	(26,162)	11,973	(16,921)
Net loss (income) attributable to noncontrolling interests	223	—	445	(2,384)

Net (loss) income attributable to The Wendy’s Company	$(1,939)	$(26,162)	$12,418	$(19,305)

Basic and diluted (loss) income per share attributable to The Wendy’s Company:
Continuing operations	$(0.00)	$(0.07)	$0.03	$(0.05)
Discontinued operations	—	0.00	—	0.00
Net (loss) income	$(0.00)	$(0.07)	$0.03	$(0.05)

Number of shares used to calculate basic (loss) income per share	392,579	390,406	392,750	390,028

Number of shares used to calculate diluted (loss) income per share	392,579	390,406	398,101	390,028

	September 29, 2013	December 30, 2012
	(Unaudited)	(Audited)
Balance Sheet Data:
Cash and cash equivalents	$513,431	$453,361
Total assets	4,323,955	4,303,199
Long-term debt, including current portion	1,471,922	1,457,562
Total equity	1,921,309	1,985,855

Reconciliation of Adjusted EBITDA from Continuing Operations to Net (Loss) Income Attributable to The Wendy’s Company

(In Thousands)

(Unaudited)

	Three Months		Nine Months
	2013	2012	2013	2012
Adjusted EBITDA from continuing operations	$98,737	$84,491	$278,122	$237,445
Less:
Depreciation and amortization	(44,325)	(41,878)	(134,841)	(110,136)
Impairment of long-lived assets	(5,327)	—	(5,327)	(7,781)
Facilities action charges, net	(22,275)	(11,430)	(31,690)	(27,561)
Costs associated with closed restaurants in other operating (income) expense, net	—	—	—	(1,477)

Operating profit	26,810	31,183	106,264	90,490

Interest expense	(15,620)	(21,566)	(55,548)	(77,803)
Loss on early extinguishment of debt	—	(49,881)	(21,019)	(75,076)
Investment income and other income (expense), net	2,273	900	50	30,471

Income (loss) from continuing operations before income taxes and noncontrolling interests	13,463	(39,364)	29,747	(31,918)
(Provision for) benefit from income taxes	(15,625)	12,672	(17,774)	14,467

(Loss) income from continuing operations	(2,162)	(26,692)	11,973	(17,451)
Discontinued operations:
Income from discontinued operations, net of income taxes	—	784	—	784
Loss on disposal of discontined operations, net of income taxes	—	(254)	—	(254)

Net income from discontinued operations	—	530	—	530

Net (loss) income	(2,162)	(26,162)	11,973	(16,921)
Net loss (income) attributable to noncontrolling interests	223	—	445	(2,384)

Net (loss) income attributable to The Wendy’s Company	$(1,939)	$(26,162)	$12,418	$(19,305)

Reconciliation of Adjusted Income and Adjusted Earnings Per Share from Continuing Operations to

Net (Loss) Income and Earnings Per Share Attributable to The Wendy’s Company

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months
	2013		2012
		Per share (a)		Per share (a)
Adjusted income and adjusted earnings per share from continuing operations	$30,254	$0.08	$9,119	$0.02

(Less) plus:
Facilities action charges, net	(24,990)	(0.06)	(7,066)	(0.02)
Depreciation of assets that will be replaced as part of the Image Activation initiative	(3,591)	(0.01)	—	—
Impairment of long-lived assets	(3,332)	(0.01)	—	—
Loss on sale of investment, net	(503)	(0.00)	—	—
Loss on early extinguishment of debt	—	—	(30,926)	(0.08)
Benefits of prior years’ tax matters	—	—	2,181	0.01

Total adjustments	(32,416)	(0.08)	(35,811)	(0.09)

Loss from continuing operations	(2,162)	(0.00)	(26,692)	(0.07)
Net income from discontinued operations	—	—	530	0.00

Net loss	(2,162)	(0.00)	(26,162)	(0.07)
Net loss attributable to noncontrolling interests	223	0.00	—	—

Net loss and earnings per share attributable to The Wendy’s Company	$(1,939)	$(0.00)	$(26,162)	$(0.07)

Reported number of shares used to calculate diluted loss per share		392,579		390,406
Plus: Dilutive effect of stock options and restricted shares		8,145		1,514

Adjusted number of shares used to calculate adjusted earnings per share		400,724		391,920

	Nine Months
	2013		2012
		Per share		Per share (a)
Adjusted income and adjusted earnings per share from continuing operations	$75,132	$0.19	$31,687	$0.08

(Less) plus:
Facilities action charges, net	(30,875)	(0.08)	(17,038)	(0.04)
Depreciation of assets that will be replaced as part of the Image Activation initiative	(15,312)	(0.04)	—	—
Loss on early extinguishment of debt	(13,137)	(0.03)	(46,547)	(0.12)
Impairment of long-lived assets	(3,332)	(0.01)	(4,801)	(0.02)
(Loss) gain on sale of investment, net	(503)	(0.00)	17,978	0.05
Benefits of prior years’ tax matters	—	—	2,181	0.01
Costs associated with closed restaurants in other operating (income) expense, net	—	—	(911)	(0.00)

Total adjustments	(63,159)	(0.16)	(49,138)	(0.12)

Income (loss) from continuing operations	11,973	0.03	(17,451)	(0.04)
Net income from discontinued operations	—	—	530	0.00

Net income (loss)	11,973	0.03	(16,921)	(0.04)
Net loss (income) attributable to noncontrolling interests	445	0.00	(2,384)	(0.01)

Net income (loss) and earnings per share attributable to The Wendy’s Company	$12,418	$0.03	$(19,305)	$(0.05)

Reported number of shares used to calculate diluted income (loss) per share		398,101		390,028
Plus: Dilutive effect of stock options and restricted shares		—		1,946

Adjusted number of shares used to calculate adjusted earnings per share		398,101		391,974

(a)	Adjusted earnings per share amounts for the three months ended September 29, 2013 and the three and nine months ended September 30, 2012, include the dilutive effect of stock options and restricted shares, which were excluded from the reported number of shares used to calculate basic and diluted loss per share, as the impact would have been anti-dilutive. Included above is a reconciliation of the number of shares used to calculate adjusted earnings per share amounts.